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Exhibit 10 (iii)
Stock Option plan

WOODWARD GOVERNOR COMPANY
2002 STOCK OPTION PLAN
(EFFECTIVE JANUARY 1, 2002)

        Woodward Governor Company (the "Company") previously established the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan (the "Plan") to further the long-term growth and profitability of the Company by offering long-term incentives in addition to current compensation to certain key management worker members of the Company and to provide such participating worker members with an equity position in the Company to further align their interests with those of the shareholders of the Company. The Plan was amended, April 26, 2001, to extend participation in the Plan to members of the Company's Board of Directors (the "Board") who are not also worker members of the Company. The Plan is intended to stimulate such individuals' efforts on the Company's behalf, maintain and strengthen their desire to remain with the Company, and encourage such individuals to have a greater personal financial investment in the Company through ownership of its Common Stock.

        The following provisions constitute an amendment and restatement of the Plan, effective as of January 1, 2002 (the "Effective Date"), which on and after such date shall be known as the "Woodward Governor Company 2002 Stock Option Plan."

1.    Plan Administration

        The Plan shall be administered by the Compensation Committee of the Board or any successor committee thereto (the "Committee") as determined by the Board. The Committee shall consist of not less than two members of the Board, each of whom shall qualify as a "nonemployee director" within the meaning of Rule 16b-3, as amended, or other applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and to take such action in connection therewith or in relation to the Plan as it deems necessary or advisable. Determinations by the Committee under the Plan including without limitation, determinations of the eligible Participants, the form, amount and timing of Stock Options (as defined in Section 4), the terms and provisions of Stock Options, and the agreements evidencing Stock Options, need not be uniform and may be made selectively among the individuals who receive, or are eligible to receive, Stock Options hereunder, whether or not such individuals are similarly situated. Any determination by the Committee with respect to the terms and provisions of the Plan or any Stock Option agreement shall be final, binding and conclusive on all parties.

2.    Eligibility

        Key management worker members of the Company, its subsidiaries and its affiliates, who meet the common law definition of an employee, whether or not directors of the Company, shall be eligible to participate in the Plan ("Eligible Worker Members") if designated by the Committee. Members of the Board who are not regular worker members shall also be eligible for participation in the Plan if so designated by the Committee or the Board; provided, however, such directors shall not be eligible to receive Incentive Stock Options under the Plan. Eligible Worker Members and members of the Board who are awarded Stock Options under the Plan are referred to as "Participants."

3.    Shares Available for Stock Option Awards.

  (a)
  Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 3.(c) hereof, 2,100,000 shares of the Company's common stock ("Common Stock") shall be reserved for granting Stock Options under the Plan. The maximum number of Shares available for granting Stock Options under this plan to Members of the Board who are not regular worker members shall be 150,000.

    The number of shares of Common Stock available for granting Stock Options under the Plan shall be increased by the number of shares underlying Stock Options which have lapsed, expired, been forfeited or been canceled for any reason without the issuance of shares of Common Stock (including shares which are not delivered but which are, instead, retained to satisfy the Participant's tax withholding obligations). Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.

  (b)
  Maximum Shares to any Eligible Worker Member. Subject to adjustment as provided in Section 3.(c) hereof, no Eligible Worker Member shall receive Stock Options covering more than 100,000 shares of Common Stock in any given calendar year. Notwithstanding this limitation the Committee may grant Stock Options covering up to 500,000 shares to the Chief Executive Officer during the 12-month period following such individual's date of hire.

  (c)
  Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the Plan, and in the number and kind of shares subject to outstanding Stock Options and the option price thereof.

    In the event of a merger or consolidation of the Company with another entity following which the Company is not the surviving entity (as determined by the Committee), or in the event of a sale of all or substantially all of the assets of the Company to an unrelated third party, the Committee may cancel all outstanding Stock Options as of the date of such transaction, provided that (i) Participants are provided with reasonable advance notice of such cancellation and are given an opportunity to exercise all outstanding Stock Options prior to the effective date of such cancellation, or (ii) Participants receive a payment or other benefit that the Committee, in good faith, believes is reasonable compensation for such cancelled Stock Options.

4.    Stock Options

        The Committee may grant options that qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code or any successor statute thereto, and "Nonqualified Stock Options" which do not qualify as Incentive Stock Options (collectively "Stock Options"). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

  (a)
  Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Stock Option is granted, but in no event less than the par value of the Common Stock. With the exception of "recapitalization adjustments", as provided for in Section 3.(c) hereof, once the option price has been established it will not be changed.

  The "Fair Market Value" of a share of Common Stock, as of any date, will be the price quoted on the Nasdaq National Market at the close of the business on such date.

  (b)
  Period of Option. The expiration date of each Stock Option shall be fixed by the Committee but shall be no later than the tenth anniversary of the grant date.

  (c)
  Payment. The option price shall be payable in cash or, if permitted by the Committee, by delivery of shares of Common Stock previously owned and held by the Participant for at least six months having a Fair Market Value equal to the option price. Such payment shall be made at the time the Stock Option is exercised. No shares shall be issued until full payment therefor has been made, together with satisfaction of any applicable withholding taxes. The holder of a Stock Option shall have none of the rights of a shareholder of the Company until the Stock Option is exercised and shares of Common Stock are issued in such individual's name.

  (d)
  Exercise of Option. The shares covered by a Stock Option may be purchased in such installments, on such exercise dates and during such periods as determined by the Committee at the time the option is granted.

  (e)
  Vesting. The minimum vesting period will be a one-year period of service with the Company following the date the Stock Option is granted. The Committee may condition exercisability of a Stock Option over a longer specified period of service with the Company.

  (f)
  Termination of Membership. Upon the termination of a Participant's membership or service on the Board, as applicable, for any reason other than retirement, death, disability or cause, any portion of a Stock Option that is not exercisable on such termination date shall expire and be permanently forfeited unless otherwise determined by the Committee at the time of grant. The Participant may exercise the portion of the Stock Option that is exercisable on such termination date within the time period, if any, determined by the Committee at the time of grant, but in no event later than the expiration date of the Stock Option. If a Participant's membership is terminated for cause, as defined by the Committee, the Committee may provide that all vested and unvested rights under the Stock Option shall expire upon receipt of the notice of such termination.

  (g)
  Retirement. Upon a Participant's retirement (as defined below), all shares subject to outstanding Stock Options held by such Participant shall become immediately exercisable. Following retirement, the Participant may exercise any outstanding Stock Options within the time period, if any, determined by the Committee at the time of grant, but not later than the expiration date of the Stock Option. Any portion of a Stock Option that is not exercised during such time period shall expire at the end of such period and may not be exercised thereafter. Unless determined otherwise by the Committee, "retirement" shall mean termination of a Participant's membership after attainment of (i) age 55 and 10 years of service with the Company, or (ii) age 65. The Committee shall determine whether termination of service on the Board constitutes a retirement for purposes of the Plan.

  (h)
  Death. Upon the death of a Participant, all shares subject to outstanding Stock Options held by such Participant shall become immediately exercisable. Following the Participant's death, his or her legal representative may exercise any outstanding Stock Options within the time period, if any, determined by the Committee at the time of grant, but not later than the expiration date of the Stock Option. Any portion of a Stock Option that is not exercised during such time period shall expire at the end of such period and may no longer be exercised.

  (i)
  Disability. Upon termination of membership or service on the Board, as applicable, by reason of a Participant's disability (as defined by the Committee), all shares subject to outstanding Stock Options held by such Participant shall become immediately exercisable. Following termination for disability, the Participant may exercise any outstanding Stock Options within the time period, if any, determined by the Committee at the time of grant, but not later than the expiration date of the Stock Option. Any portion of a Stock Option that is not exercised during such time period shall expire at the end of such period and may no longer be exercised.

  (j)
  Change of Control. Notwithstanding anything in the Plan to the contrary any Stock Option outstanding but not yet exercisable will become exercisable upon a change in control of the Company, as defined by the Committee.

  (k)
  Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant to an Eligible Worker Member Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000.

  (l)
  Compliance with Securities Laws. The Company shall not be obligated to sell or issue any shares pursuant to any Stock Option unless the shares with respect to which the option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.

5.    Discontinuance or Amendment of the Plan

        The Board of Directors may discontinue or amend the Plan at any time; provided, however, subject to Section 3, no such discontinuance or amendment shall materially adversely affect any outstanding Stock Options; provided further, that the Board may not amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with any requirement of applicable law or regulation. No Stock Options shall be granted under the Plan after December 31, 2006.

6.    Nontransferability

        Stock Options granted under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. To the extent that a Participant who receives a Stock Option under the Plan has the right to exercise such Stock Option, the Stock Option may be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee Chairman, in such individual's sole discretion, may permit a Participant to transfer Nonqualified Stock Options granted under the Plan to a member of the Participant's family, to a trust for the benefit of the Participant or members of the Participant's family or to a partnership or limited liability company, the partners or members of whom are the Participant or members of the Participant's family.

7.    No Right of Membership

        The Plan and the Stock Options granted hereunder shall not confer upon any Eligible Worker Member the right to continued membership with the Company, its subsidiaries and its affiliates or affect in any way the right of such entities to terminate the membership of an Eligible Worker Member at any time and for any reason.

8.    Taxes

        The Company shall be entitled to withhold the amount necessary to satisfy the federal, state and local withholding requirements attributable to any option granted, any amount payable or shares deliverable under the Plan after giving the person entitled to receive such amount or shares notice as far in advance as practicable. If the Committee permits this obligation to be met using shares deliverable under the Plan, the Company will only withhold the number of shares necessary to satisfy its withholding obligations at the minimum statutory tax rate. Alternatively, the Committee may require the grantee to remit an amount in cash or in Common Stock to satisfy such tax withholding requirements. If the Participant tenders shares of previously owned Common Stock to satisfy tax withholding, such shares may not have a Fair Market Value in excess of the Company's withholding obligation at the minimum statutory tax rate unless such Common Stock has been held by the Participant at least six months.

9.    Written Agreements

        Each award of Stock Options shall be evidenced by a written agreement, executed by the Participant and the Company, which shall contain such restrictions, terms and conditions as the Committee may require.

10.  Shareholder Approval

        This amendment and restatement of the Plan is subject to and contingent upon approval of the shareholders of the Company.

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WOODWARD GOVERNOR COMPANY 2002 STOCK OPTION PLAN (EFFECTIVE JANUARY 1, 2002)